Exhibit 10.4

AGREEMENT TO CONVERT TO FIXED INTEREST RATE

Conversion Date: July 1, 2021

Loan No. 8363846-201 (the “Loan”)

This AGREEMENT TO CONVERT TO FIXED INTEREST RATE (the “Agreement”) is entered into by each of the undersigned persons and/or entities (individually and collectively “Borrower”) and Farm Credit West, PCA (“Lender”) as of June 8, 2021 (Borrower and Lender collectively the “Parties”).

WHEREAS, Borrower is indebted to Lender under that certain promissory note in the original amount of $40,000,000.00 dated June 1, 2021 (the “Note”) together with any and all agreements executed in connection with the Note (collectively the “Loan Documents”).

WHEREAS, Borrower has requested that the existing interest rate under the Note be converted on the Conversion Date to the fixed interest rate product chosen by Borrower below (the “Interest Rate Conversion”) and Lender has agreed to such request subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SET FORTH ABOVE, the terms herein, and other valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1.	PREPAYMENT RESTRICTIONS. The interest rate product below is subject to a Prepayment Lockout Period and applicable prepayment fees and surcharges. A Prepayment is a payment, in any amount, made in advance of a scheduled payment date, or a payment made on a scheduled payment date that is in excess of the scheduled payment amount.

1.1.	NOT PREPAYABLE. The Prepayment Lockout Period is for the entire Fixed Rate Term, which begins on the Conversion Date and ends on July 1, 2025.

If Borrower makes a Prepayment during the Prepayment Lockout Period, Borrower shall pay:

(i)	a Prepayment Fee equal to 0.50 % of the amount prepaid; and
(ii)	any applicable Prepayment Surcharge associated with providing the Fixed Rate to Borrower. A Prepayment Surcharge is (a) any amount charged to Lender, with respect to such prepayment; and (b) any other cost or loss suffered by Lender as a result of the prepayment all as further described in Exhibit A attached hereto and incorporated by this reference.

2.	NEW INTEREST RATE AFTER CONVERSION. On the Conversion Date, Borrower’s interest rate on the Loan shall be converted and interest will be charged on the entire unpaid principal balance of the Note, including payments not made when due and any other sums owing under the Note, at a fixed interest rate of 3.57% per year (the “Fixed Rate”). The Fixed Rate shall continue for the “Fixed Rate Term” selected.

2.1.	FIXED TO CONVERSION. The Fixed Rate Term begins on the Conversion Date and continues until July 1, 2025. At the end of the Fixed Rate Term, on July 1, 2025, unless the remaining balance of the Note is repaid or fixed for an additional period, the Fixed Rate for the Note shall automatically convert to the then current Variable Interest Rate for which the Note is eligible and shall: a) bear interest at the Variable Interest Rate from the date of expiration of the Fixed Rate Term until the earlier of the Maturity Date of the Note (“Maturity Date”) or until the full amount of the Note has been paid in full with interest, unless another rate is established; and b) be repaid in installments calculated at the Variable Interest Rate sufficient to pay the Note in full on the Maturity Date.

2.1.1.	VARIABLE INTEREST RATE. The Variable Interest Rate applicable to the Note shall be the Variable Interest Rate established by Lender corresponding to the interest rate group to which the Note is assigned at any time (“Variable Interest Rate”).

2.1.2.	CHANGE IN INTEREST RATE AND INTEREST RATE GROUP. The Variable Interest Rate applicable to the Note may be adjusted automatically, as of the first day of any month, to the Variable Interest Rate corresponding to the interest rate group to which such Note is assigned under the provisions of Lender's variable interest rate plan in effect at that time. In adjusting the Variable Interest Rate, Lender considers certain standard factors set forth in the plan, including but not limited to, changes in its costs of funds, operating expenses, earnings requirements to meet certain capital objectives, credit risk factors, and the competitive environment, which factors may change during the term of the Note.

In addition (a) the interest rate group to which the Note is assigned may be changed at any time to any other interest rate group, based on Lender's evaluation of the change in Borrower's credit quality, quality of collateral, costs of servicing the loan, and other factors which are set forth in Lender's interest rate plan in effect at that time; and (b) the interest rate group to which the Note is assigned may be automatically adjusted to the highest interest rate group if a default shall occur under the Note or under any other note or agreement between Borrower and Lender.

2.2.	INTEREST ACCRUAL. Interest shall accrue to the date of Lender’s receipt of an Installment or other payment, and will be calculated on the basis of a󠇃 365 day year and the actual number of days in each month. Interest charges will begin on the Conversion Date and continue until the Indebtedness is paid in full with interest.

2.3.	NOTICE. At the end of the Fixed Rate Term, or if the interest rate changes for any other reason, Lender will give Borrower notice of such rate change to the extent required by and in accordance with the then applicable law.

2.4.	PREPAYMENT TERMS.

2.4.1.	PREPAYMENT PROCEDURES. Any prepayment, as well as any Prepayment Fee and Prepayment Surcharge that is applicable, will only be accepted in accordance with Lender’s established procedures. If Borrower, in making a Prepayment, intends the Prepayment to be applied to reduce the principal balance of the Note, Borrower must so inform Lender in writing accompanying the prepayment. Unless agreed to in writing otherwise, Lender may apply all prepayments in such manner as Lender, in its sole discretion, may determine.

2.4.2.	REAMORTIZATION. Upon the making of a partial Prepayment, Borrower may request to have the amount of future installments reamortized over the remaining term of the Loan, but only if Borrower so notifies Lender at the time Borrower makes the partial Prepayment and only if, upon Lender’s approval of the request, Borrower pays to Lender any fees and costs that Lender may charge for such reamortization.

2.4.3.	INTEREST RATE CONVERSION/REFINANCE. Lender may, from time to time, offer other loan or interest rate products for which Borrower qualifies. Borrower may not refinance or convert the Note to another loan or interest rate product with Lender unless Borrower qualifies for such loan or interest rate product and pays to Lender any fees and costs that Lender may charge for such refinance or conversion. In addition to any other such fees and costs, interest rate conversions made subsequent to the Interest Rate Conversion that is the subject of this Agreement will be subject to (i) a .50% conversion fee calculated on the amount being converted; and (ii) if such subsequent conversion is made during a Prepayment Lockout Period, any applicable Prepayment Surcharge.

2.4.4.	PREPAYMENT FEE. See Section 1 above for Prepayment Fee. Prepayments resulting from Lender’s application of condemnation or insurance loss proceeds will not be subject to the Prepayment Fee but will be subject to the Prepayment Surcharge defined in Section 1.

2.4.5.	CHARGES DUE WITH PREPAYMENT. Any Prepayment Fee and, if applicable, the Prepayment Surcharge must be paid prior to or concurrent with the amount prepaid, as a condition to Lender’s acceptance of the prepayment.

2.4.6.	ACCELERATION. If the Maturity Date of the Note is accelerated, for any reason, including default or unauthorized transfer of an interest in any Collateral, and the entire indebtedness under the Note becomes immediately due and payable, a tender of payment of the amount necessary to satisfy the entire indebtedness will be deemed a prepayment, and must include the Prepayment Fee and any applicable Prepayment Surcharge.

2.4.7.	WAIVER OF STATUTORY RIGHT TO PREPAY WITHOUT PENALTY OR CHARGE UPON CONVEYANCE OF REAL PROPERTY COLLATERAL. By the initials below, Borrower waives any right under Section 2954.10 of the California Civil Code, or under similar laws in other jurisdictions, to prepay the Note, in whole or in part, without penalty, including any right to prepay the Note without also paying the Prepayment Fee and Prepayment Surcharge following Lender's acceleration of the Maturity Date upon any unauthorized conveyance or transfer of an interest in any real property securing the Note or any guaranty of the Note.

INITIALS OF BORROWER: ______ ______

3.	WARRANTY AND REPRESENTATION. Borrowers warrant and represent that they constitute all the obligors under the Note and that if any of the Borrowers are partnerships, corporations, estates, trusts or other similar entities, all necessary and appropriate authorizations and approvals have been obtained for this Agreement.

4.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, each of which is for all purposes deemed an original and all such counterparts taken together, constitute one and the same instrument. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. A signed copy of this Agreement delivered by facsimile or email shall be deemed to have the same legal effect as an original signature of this Agreement.

5.	DEFINED TERMS. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note or other Loan Documents.

6.	OTHER TERMS AND CONDITIONS. Except as expressly modified by this Agreement, all other terms and conditions contained in the Note shall remain in full force and effect. To the extent that any of the terms or provisions contained in this Agreement are inconsistent with those contained in the Note, the terms and conditions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

Borrower Signature(s):

Limoneira Company, a Delaware Corporation

By:
Harold S. Edwards, as President

By:
Mark Palamountain, as Secretary

Lender:

Farm Credit West, PCA

By:
Christian Buenning, Vice President

Exhibit A to Agreement to Convert to Fixed Interest Rate

Description of Prepayment Surcharge

The Prepayment Surcharge is an amount calculated and assessed by Lender to compensate Lender for economic losses if a fixed rate funding request is cancelled or allowed to expire. The Prepayment Surcharge is based on a mark-to-market approach and is calculated as the present value of the difference in debt cost locked and the current market debt cost at the time the breakage occurs. A more specific description of the calculation follows:

An amortization schedule is created based on:

1.	the original debt cost charged by Lender;
2.	the principal amount of the prepayment;
3.	the loan’s interest rate; and
4.	the prepaid fixed rate term requested.

Loans with a prepaid fixed rate loan term greater than one year are assumed to have equal monthly principal and interest payments adjusted for a constant prepayment rate equal to that currently used.

The amortization schedule is used to calculate a current debt cost based on an interpolated (straight-line) Farm Credit yield curve created by Lender. The current debt cost is determined by calculating the internal rate of return based on the amortization schedule’s assumed principal payments.

An original interest expense is calculated by period based upon the original debt cost times the principal balances derived from the created amortization schedule and compared to a current interest expense created in the same manner based upon the current debt cost.

The Prepayment Surcharge is the present value of the sum of each monthly difference between the original interest expense and the current interest expense. The present value of each monthly difference is calculated using a discount rate based on the corresponding monthly point on the interpolated Farm Credit yield curve.